Exhibit 10.51

Summary of Non-Employee Director Compensation

On February 27, 2007, the board of directors (the “board”) of Capital Trust, Inc. (the “Company”) adopted a revised compensation arrangement for each non-employee director effective as of January 1, 2007.  The compensation arrangement provides for an annual retainer of $75,000 payable either in cash or deferred stock units pursuant to elections made by such directors under the Company’s incentive stock plans.

The Company reimburses directors for actual expenses incurred in the performance of their service as directors, including travel expenses incurred in attending board and committee meetings.